UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 25, 2016

Forterra, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-37921	37-1830464
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

511 East John Carpenter Freeway, 6th Floor, Irving, TX	75062
(Address of Principal Executive Offices)	(Zip Code)

(469) 458-7973
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Senior Lien Term Loan Facility

On October 25, 2016, Forterra, Inc. (the “Company”) entered into a Senior Lien Term Loan Credit Agreement (the “Term Loan Agreement”) by and among the Company, Forterra Finance, LLC, as borrower (the “Term Loan Borrower”), the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent. The Term Loan Agreement provides for a $1,050,000,000 senior secured term loan (the “Term Loan Facility”), the proceeds of which were used, along with proceeds from the ABL Loans (as defined below) and the Offering (as defined below), to (i) repay the indebtedness outstanding under the (a) ABL Credit Agreement, dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the additional revolving borrowers party thereto, the lenders party thereto and Bank of America, N.A., as successor to Credit Suisse AG, as administrative agent, (b) Senior Lien Term Loan Credit Agreement, dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the lenders party thereto and Credit Suisse AG, as administrative agent and (c) Junior Lien Term Loan Credit Agreement, dated as of March 13, 2015, by and among LSF9 Concrete Ltd, LSF9 Concrete Holdings Ltd, Stardust Finance Holdings, Inc., the lenders party thereto and Credit Suisse AG, as administrative agent.

Subject to the conditions set forth in the Term Loan Agreement, the Term Loan Facility may be increased by (i) up to the greater of $285.0 million and 1.0x consolidated EBITDA of the Company and its restricted subsidiaries for the four quarters most recently ended prior to such incurrence plus (ii) the aggregate amount of any voluntary prepayments, plus (iii) an additional amount, provided certain financial tests are met.

The Term Loan Facility will mature on October 25, 2023 and is subject to quarterly amortization equal to 0.25% of the initial principal amount thereof. Interest shall accrue on outstanding borrowings under the Term Loan Agreement at a rate equal to LIBOR (with a floor of 1.0%) plus 3.50%, or an alternate base rate plus 2.50%.

The Term Loan Facility is guaranteed by the Company and each of the Company’s direct and indirect material wholly-owned domestic subsidiaries, other than any of the Company’s Canadian subsidiaries and certain other excluded subsidiaries (the “Guarantors”). The Term Loan Facility is secured by substantially all of the assets of the Company, the Term Loan Borrower and the Guarantors; provided, that the Term Loan Facility is not secured by any liens on more than 65% of the voting stock of the Company’s Canadian subsidiaries or assets of the Canadian subsidiaries. The Term Loan Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including representations, warranties and covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and pay dividends and make distributions. The Term Loan Agreement does not contain any financial covenants. Obligations under the Term Loan Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative or negative covenants; breach of the representations or warranties in any material respect; event of default under, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its restricted subsidiaries; invalidity or unenforceability of any security documentation associated with the Term Loan Facility; and a change of control of the Company.

ABL Facility

Also, on October 25, 2016, the Company entered into an ABL Credit Agreement (the “ABL Credit Agreement”) by and among the Company, certain of the Company’s US subsidiaries, as borrowers (together with the Company, the “US Borrowers”), certain of the Company’s Canadian subsidiaries, as borrowers (the “Canadian Borrowers”, and together with the US Borrowers, the “Borrowers”), the lenders party thereto and Bank of America, N.A., as agent. The ABL Credit Agreement provides for asset-based revolving loans (the “ABL Loans”) in an aggregate principal amount of up to $300.0 million, with up to $280.0 million to be made available to the US Borrowers and up to $20.0 million to be made available to the Canadian Borrowers (the “ABL Facility”).

Subject to the conditions set forth in the ABL Credit Agreement, the ABL Facility may be increased by up to the greater of (i) $100.0 million and (ii) such amount as would not cause the aggregate borrowing base to be exceeded by more than $50.0 million. Borrowings under the ABL Facility may not exceed a borrowing base equal to the sum of (i) 100% of eligible cash, (ii) 85% of eligible accounts receivable and (iii) the lesser of (a) 75% of eligible inventory and (b) 85% of the orderly liquidation value of eligible inventory, with the US and Canadian borrowings being subject to separate borrowing base limitations. The advance rates for accounts and inventory are subject to increase by 2.5% during certain periods.

The ABL Facility will mature on October 25, 2021. Interest shall accrue on outstanding borrowings at a rate equal to LIBOR or CDOR plus a margin ranging from 1.25% to 1.75% per annum, or at an alternate base rate, Canadian prime rate or Canadian base rate plus a margin ranging from 0.25% to 0.75% per annum, in each case, based upon the average excess availability under the ABL Facility for the most recently completed calendar quarter.

The obligations of the Borrowers under the ABL Facility are guaranteed by the Company and its direct and indirect wholly-owned restricted subsidiaries other than certain excluded subsidiaries; provided that the obligations of the US Borrowers will not be guaranteed by any of the Company’s Canadian subsidiaries. The ABL Facility is secured by substantially all of the assets of the Borrowers; provided that the obligations of the US Borrowers will not be secured by any liens on more than 65% of the voting stock of the Company’s Canadian subsidiaries or assets of the Canadian subsidiaries.

The ABL Credit Agreement contains representations and warranties and affirmative and negative covenants that are usual and customary, including representations, warranties and covenants that, among other things, restrict the ability of the Company and its restricted subsidiaries to incur additional debt, incur or permit liens on assets, make investments and acquisitions, consolidate or merge with any other company, engage in asset sales and pay dividends and make distributions. The ABL Credit Agreement contains a financial covenant restricting the Company from allowing its fixed charge coverage ratio to drop below 1.00:1.00 during a compliance period, which is triggered when the availability under ABL Facility falls below a threshold set forth in the ABL Credit Agreement. Obligations under the ABL Credit Agreement may be accelerated upon certain customary events of default (subject to grace periods, as appropriate), including among others: nonpayment of principal, interest or fees; breach of the affirmative or negative covenants; breach of the representations or warranties in any material respect; event of default under, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its restricted subsidiaries; invalidity or unenforceability of any security documentation associated with the ABL Facility; and a change of control of the Company.

The foregoing descriptions of the Term Loan Agreement, the Term Loan Facility, the ABL Credit Agreement and the ABL Facility do not purport to be complete and are qualified in their entirety by reference to the complete text of such agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 to be filed with the Securities and Exchange Commission (the “SEC”).

Item 1.02.	Termination of a Material Definitive Agreement

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and is incorporated herein by reference.

Item 8.01.	Other Events.

Also on October 25, 2016, the Company closed its initial public offering (the “Offering”) of 18,420,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), all of which were offered and sold by the Company at a price of $18.00 per share of Common Stock (before underwriting discounts and commissions). The Offering was made pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-212449), as amended, initially filed with the SEC on July 8, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Forterra, Inc.

/s/ Lori M. Browne Lori M. Browne Senior Vice President, General Counsel and Secretary

Date: October 28, 2016